Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

Gran Tierra Energy Inc., an Alberta corporation ("GTEI") and Gran Tierra Energy Inc. a Nevada corporation ("Gran Tierra")

(GTEI and Gran Tierra are collectively referred to herein as, the “Company")

-and-

David Hardy, an individual ordinarily resident in the City of Calgary in the Province of Alberta (the "Executive") (collectively referred to as the "Parties")
RECITALS:

A.	The Executive has specialized knowledge, skills and experience which are valuable to the management and success of the Company's business.

B.	The Company wishes to secure the services of the Executive as its General Counsel.

C.	The Parties wish to set forth their entire understanding and agreement with respect to the subject matter herein in its entirety with this Executive Employment Agreement (the "Agreement").

Therefore, the Parties agree as follows:

ARTICLE 1

DUTIES AND RESPONSIBILITIES

1.1           Position

The Company confirms the appointment of the Executive to the position of General Counsel effective March 1, 2010.  Commencing on said date, the Executive will undertake those duties and responsibilities set out in Schedule "A" to this Agreement as well as those duties reasonably assigned to the Executive by the President and Chief Executive Officer of the Company. The Executive will report to the President and Chief Executive Officer. The parties agree that the relationship between the Company and the Executive created by this Agreement is that of employer and employee.

1.2           Other Engagements

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting appointments to the boards of other companies without the prior written consent of the Company.

1.3           Reassignment

The Company shall not reassign the Executive to another position within the Company itself, or to a position within a subsidiary, affiliated or related corporate entity ("Member Company" or "Member Companies") or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive's employment unless the Executive agrees to such reassignment or alteration.

1.4           Travel

The Executive shall be employed at the Company's location in Calgary, Alberta. The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive's duties and responsibilities. The Executive shall be entitled to business class tickets for domestic or international travel that exceed more than six hours. The Executive will be entitled to choose suitable accommodations when traveling on Company business.

ARTICLE 2

TERM OF EMPLOYMENT

The Executive's employment with the Company is for no specified duration and constitutes at-will employment.  The Executive's employment may be terminated at any time by either of the Parties, subject to the provisions of Article 9.

ARTICLE 3

BASE SALARY

The Executive will be paid an annual salary in the amount of $230,000.00 in Canadian currency, subject to applicable statutory deductions (the "Base Salary"). The Executive's Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Company.

ARTICLE 4

BONUS

4.1           Bonus Eligibility

The Executive shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Executive's employment (the "Bonus") as determined by the Company from time to time.

4.2           Bonus Payment

The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive's performance during the preceding year.

ARTICLE 5

BENEFITS

The Executive shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees and for its executive officers specifically. The Company will continue to pay the Executive's Base Salary in the event the Executive becomes disabled until such time as the Executive begins to receive long-term disability insurance benefits.

ARTICLE 6

VACATION

The Executive will be entitled to four weeks vacation per year. Payment of all vacation pay will be at Base Salary. The Executive will arrange vacation time to suit the essential business needs of the Company. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of five weeks in anyone year. On leaving the employment of the Company for whatever reason, the Company will compensate the Executive for any accrued but unused vacation entitlement based upon the Executive's then current Base Salary.

ARTICLE 7

STOCK OPTIONS

The Executive will be provided an initial stock options grant 150,000 shares of the common stock of Gran Tierra Energy Inc., in accordance with the terms and conditions of the 2007 Gran Tierra Energy Equity Incentive Plan. The stock options will be priced in accordance with the terms of the plan on the first date of employment of the Executive with the Company. The Executive will be eligible to participate in applicable future stock option plans and/or incentive award plans created by the Company in accordance with their terms and conditions.

ARTICLE 8

PERQUISITES AND EXPENSES

The Company recognizes that the Executive will incur expenses in the performance of the Executive's duties. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment.

ARTICLE 9

TERMINATION OF EMPLOYMENT

9.1           Termination Without Notice
This Agreement and the Executive's employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)           Voluntary Resignation

In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of ninety (90) days' advance written notice to the Company. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive's last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice with payment in lieu to the Executive;

(b)           Cause

"Cause" is defined as any of the following:

(i)           conviction of, or plea of nolo contendere to, a felony;

(ii)          participation in a fraud against the Company;

(iii)         participation in an act of dishonesty against the Company intended to result in your personal enrichment;

(iv)          willful material breach of the Company's written policies;

(v)           intentional significant damage to the Company's property by you;

(vi)          material breach of this Agreement; or

(vii)           conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Company shall provide notice to you describing the nature of the gross unfitness and you shall thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured.

9.2           Termination by the Company without Cause

The Company may terminate the Executive's employment without Cause at any time by providing the Executive with a separation package (the "Separation Package") equal to one years' Total Cash Compensation.

"Total Cash Compensation" is defined as the annualized amount of Base Salary plus Bonus Payment for the prior 12-month period.

The Separation Package shall be payable in a lump sum within thirty (30) days of termination.

9.3           Termination by the Executive for Good Reason.

Should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package set out in Section 9.2. Failure of the Executive to terminate his employment on the occurrence of any event which would constitute Good Reason shall not constitute waiver of his right under this Section 9.3. Notwithstanding the foregoing, the Executive may terminate his employment for Good Reason so long as the Executive tenders his resignation to the Company within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that the Executive must provide written notice to the Company describing the nature of the event that the Executive believes forms the basis for the resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event.

"Good Reason" is defined as the occurrence of any of the following without the Executive's express written consent:

(a)           an adverse change in the Executive's position, titles, duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)           reduction by the Company of the Executive's Base Salary except to the extent that the annual base salaries of all other executive officers of the Company are similarly reduced or any change in the basis upon which the Executive's annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of annual performance bonuses by the Company's Compensation Committee (and approved by the Board of Directors) are discretionary and in no instance shall be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)           a Change in Control (as defined below) of the Company occurs; or

(d)           any breach by the Company of any material provision of this Agreement.

A "Change in Control" is defined as:

(a)           a dissolution, liquidation or sale of all or substantially all of the assets of the Company;

(b)           a merger or consolidation in which the Company is not the surviving corporation;

(c)           a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d)           the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

ARTICLE 10

NON-COMPETITION AND CONFIDENTIALITY

10.1           Non-Competition
The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of the Company and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by Gran Tierra and its Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of Gran Tierra and its Member Companies and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Company pursuant to this Agreement he shall not engage in any practice or business in competition with the business of Gran Tierra or any of its Member Companies.

10.2           Confidentiality

The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Company and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of Gran Tierra and its Member Companies and includes, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively "Confidential Information") concerning the business of Gran Tierra and its Member Companies. The Executive therefore agrees that, except with the consent of the Board, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Company pursuant to this Agreement and for a period of 24 months thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of Gran Tierra or its Member Companies other than by a breach of this Agreement.

10.3           Following Termination of Agreement

Subject to this provision and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a key employee of the Company, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of this Agreement and the Executive's employment with the Company.

ARTICLE 11

CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect. Notwithstanding the foregoing, the Company may assign this agreement to a Member Company, without the consent of the Executive.

ARTICLE 12

ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive's heirs, executors, administrators and personal representatives.

ARTICLE 13

GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

ARTICLE 14

NOTICES

14.1           Notice to Executive
Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive's home address last known to the Company.

14.2           Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada, T2R OB2
Fax: (403) 265-3242
Attn: President and Chief Executive Officer

ARTICLE 15

WITHHOLDING

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

ARTICLE 16

INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executive's own free will and with full capacity and authority to do so.

ARTICLE 17

BACKGROUND CONFIRMATION

The Employee recognizes and acknowledges that this Employment Agreement is conditional on the company receiving clearance to its satisfaction of the employment and education background checks conducted by First Advantage (release form attached).

IN WITNESS OF WHICH the Parties have duly executed this Agreement effective as of the latest date set forth below, with an effective date for the employment of the Executive of March 1, 2010.

Gran Tierra Energy Inc., an Alberta Corporation		Gran Tierra Energy Inc., a Nevada corporation

By:	/s/ Dana Coffield	By:	/s/ Dana Coffield
	Name: Dana Coffield		Name: Dana Coffield
	Title: President and CEO		Title: President and CEO

Date:	January 18, 2010	Date:	January 18, 2010

Executive

		By:	/s/ David Hardy
David Hardy

		Date:	January 20, 2010

SIGNED, SEALED & DELIVERED
In presence of:

/s/ Sonya Messner
Sonya Messner

SCHEDULE A

Corporate General Counsel

January 2010

Position Summary:

•
This is the top legal position for the Company with responsibility for determining the Company's legal posture and interests. The General Counsel works with the other members of the management team of the Company to ensure that the Company's business policies, practices and dealings meet legal and regulatory requirements in order to protect the Company from legal actions and complaints. The General Counsel also facilitates the Company's business activities by providing legal, commercial and negotiation support while protecting the Company's legal and commercial rights and interests, including with respect to transactional activities (M&A, farmouts, acreage acquisition) and competitive issues (trademarks, patents, copyrights, contractual arrangements, etc.), and manages the defense of legal claims and complaints and the interpretation and preparation of legal documents.

•
The General Counsel is accountable for all legal affairs of the company to ensure appropriate protection of the Company's legal rights pertaining to general law, energy law, property law, securities law, employment and labour law, and corporate and commercial law related to deal acquisition and deal making.

•	The General Counsel will be responsible for the overall leadership and management of all Company legal activities.

•	The General Counsel will also function as the Corporate Secretary for the Company and ensure that corporate secretarial functions are fulfilled by internal and/or external counsel.

•
The General Counsel will be accountable for overseeing through internal counsel and/or external counsel, complex legal requirements related to securities and regulatory issues and major company transactions for the growth and future success of the Company's business.

•
The General Counsel is responsible for providing legal advice and guidance to the executive officers of the Company with a view to preventing legal issues from arising and for dealing with any legal issues that do arise (including suits filed against the Company) expeditiously and cost effectively.

Specific Responsibilities:

•
Provide leadership and oversight to the Company's legal teams (internal and external) in Colombia, Peru, Brazil, Argentina, and other potential new geographic areas and, where appropriate, ensure a level of consistency in legal approach across the Company's agreements.

•	Act as the Corporate Secretary for the Company and its subsidiaries.

•	Retain and manage the work assigned to extemallegal counsel to ensure the appropriate standards are met and compliance with laws and regulations in all geographic areas where the Company operates.

•	Represent the Company with external legal counsel in the United States and Canada to ensure compliance with Securities Regulations in the United States and Canada.

•
Participate with the other members of the management team-and, in particular, the CEO, COO, CFO -and provide legal leadership in developing and implementing corporate and business strategies and initiatives, including new business development.

•
Participate in capturing New Venture opportunities by working with other New Venture personnel to design appropriate procedures and practices and seeing to the preparation and negotiation of bid agreements, JOAs, PSCs, CAs, PSAs, and other commercial agreements related to bid rounds, farmins, and M&A activity.

•	Assume legal leadership on all M&A activities for the company, including the management of any necessary legal due diligence support for mergers and acquisitions through internal and external counsel.

•	Provide leadership and manage the preparation of contracts and agreements with local Business Units and maintain and, where necessary, improve existing contract management procedures.

•	Provide leadership in promoting the Company's high ethical standards -including code of ethics, corporate social responsibility, environmental standards, compliance with Foreign Corrupt Practices Act.

•	Act as the Privacy Officer for the Company and its subsidiaries.

•
Ensure that the CEO and CFO receive the support and expertise they require to ensure that the Company's controls and procedures are properly designed and remain effective in operation and ensure the maintenance of all SOX related requirements, including support with respect to certification requirements.

•	Ensure that procedures relating to legal functions are properly documented and effectively implemented across the Company's operations.

•	Ensure that the Board and the management team receive appropriate support with respect to any legal issues arising related to their areas of responsibilities.

•	Prepare the Company's annual legal expenditure budget and be accountable for the expenditures under the budget.
•	Ensure the CFO and Treasurer receive appropriate legal support in the Company's debt and equity fund raising activities.

•	Ensure the Finance Team receive appropriate legal support with the preparation of SEC registration statements and Canadian prospectuses.